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                                                                     Exhibit 3.6

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            BLUESTONE SOFTWARE, INC.


         Bluestone Software, Inc. (the "Corporation"), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation, by written consent filed with the minutes of proceedings of the Board, duly adopted a resolution declaring advisable the amendment of the Third Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and submitted the same to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Board hereby deems it advisable and in the best interest of the Corporation to amend the Corporation's Certificate of Incorporation as follows:

         SECTION 4.A.4(b) of the Certificate of Incorporation is amended and restated in its entirety as follows:

                           "(b) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price at the time in effect for such Series A Preferred Stock, upon the earlier of (i) the date specified by the affirmative vote or written consent of holders of at least 75% of the then outstanding shares of Series A Preferred Stock, or (ii) immediately upon the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the gross public offering price of which is at least $3.44 per share and $20,000,000 in the aggregate (a "Qualified Public Offering") (except as provided below in Section B.4(c))."

         SECOND: That the stockholders of the Corporation duly consented in writing to the aforesaid amendment in accordance with the provisions of Section 228 of the DGCL.

         THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.




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         IN WITNESS WHEREOF, Bluestone Software, Inc. has caused this
Certificate to be signed by S. Craig Huke, its Senior Vice President and Chief Financial Officer, this _____ day of September, 1999.


                                           BLUESTONE SOFTWARE, INC.



                                           ------------------------------
                                           S. Craig Huke
                                           Senior Vice President and
                                           Chief Financial Officer